Exhibit 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement, dated ______, 2008 is made and entered into by and among PSYOP, Inc., a New York corporation (the “Company”), [Insert Executive’s Name] (the “Executive”), and Fortissimo Acquisition Corp., a Delaware corporation (“Parent”).

RECITALS

WHEREAS, the Company is primarily engaged in the creative design and 3-D animation for the advertising industry and other industries;

WHEREAS, Parent, FAC Acquisition Sub Corp., a New York corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company intend to effect a merger (the “Subsidiary Merger”) of the Merger Sub with and into the Company pursuant to an Agreement and Plan of Merger and Interests Purchase Agreement, dated as of January 15, 2008, among Parent, Merger Sub, the Company, Psyop Services, LLC, each of the stockholders of the Company and Justin Booth-Clibborn (the “Stockholders’ Representative”) as agent and attorney-in-fact for each Stockholder (the “Merger Agreement”) and the Business Corporation Law of the State of New York with the Company to be the surviving corporation of the Subsidiary Merger (the “Surviving Corporation”), which Merger will be followed, as soon as reasonably practicable, by a merger of the Surviving Corporation with and into Parent (the “Upstream Merger”);

Whereas, the Company desires to continue to employ the Executive as [Insert Position] following the Subsidiary Merger;

Whereas, Parent desires to continue to employ the Executive in such capacity following the Upstream Merger; and

Whereas, the Executive has agreed to accept such continued employment on the terms and conditions set forth in this Employment Agreement;

Now, Therefore, in consideration of the premises and promises contained herein, the parties agree as follows:

1.  Employment. The Company hereby employs the Executive as [insert position], and the Executive hereby accepts such continued employment with the Company in such capacity. As [insert position], the Executive shall be responsible for the performance of [Insert Primary Job Duties]1 and such other responsibilities as are reasonably assigned to the Executive by the CEO [or, in the case of the CEO, by the Board]. The Executive shall be accountable to the Chief Executive Officer of the Company (the “CEO”) [other than the CEO, who will be accountable to the Board] and shall perform and discharge faithfully, diligently, and to the best of his/her ability, his/her duties and responsibilities hereunder. The Executive shall devote his/her entire business time, loyalty, attention and efforts to the business and affairs of the Company and its affiliates. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.

2.  Term. The term of this Employment Agreement shall commence on the date of effectuation of the Subsidiary Merger (the “Commencement Date”) and shall continue in effect until the third anniversary of the Commencement Date (the “Term of Employment”), unless the Executive’s employment shall be terminated earlier pursuant to Section 6 below or unless the Executive’s employment with the Company shall be extended pursuant to the provisions of Section 6.4 below.

1 Primary Job Duties and Responsibilities will be inserted here.

3.  Compensation. As full compensation for all services rendered by the Executive during the Term of Employment, the Company will provide to the Executive the following:

3.1.   Base Salary. For the one-year period commencing on the Commencement Date, the Executive shall receive an annualized base salary of Two Hundred and Twenty-Five Thousand Dollars ($225,000)2 (the “Base Salary”), paid in equal bi-weekly installments in accordance with the Company’s regularly established payroll procedure.  Thereafter, until the three-year anniversary of the Commencement Date, provided the Executive remain employed by the Company, the Base Salary shall be increased on an annual basis by an amount not less than the product of (x) the Base Salary for the prior year and (y) the percentage increase in the consumer price index for urban wage earners and clerical workers (as published by the United States Bureau of Labor Statistics) from the previous year for the New York Metropolitan Area (New York-Northern New Jersey-Long Island, NY-NJ-CT-PA) (“CPI”).

3.2.   Bonus. The Executive may be eligible to receive a discretionary annual bonus of up to $75,000. The actual bonus amount due to the Executive, if any, shall be determined by the Board in its sole discretion. The compensation committee of the Board (the “Compensation Committee”) shall establish the Company milestones to be achieved for each fiscal year in order for executive officers to be eligible for an annual bonus. Partial achievement of such milestones by the Company may result in a partial payment of such bonus, as the Compensation Committee may determine from time to time in its sole discretion. Payment of the Executive’s bonus shall be made within thirty (30) days following the date on which the audited financials for the Company’s prior fiscal year are issued.

3.3.   Vacation. The Executive shall be eligible for fifteen (15) days of paid vacation per calendar year, or such amount as provided by the Company’s vacation policy as in effect from time to time in the event that such policy provides for more than fifteen (15) days of vacation. Up to five (5) accrued but unused vacation days may be carried forward for use during the following calendar year.

3.4.   Fringe Benefits. The Executive shall be eligible to participate in, and receive benefits under, all insurance and benefit programs that the Company establishes and makes available to its similarly situated executives from time to time, to the extent that the Executive is eligible under (and subject to the provisions of) the plan documents governing those programs. The benefits made available to the Executive and the rules, terms, and conditions for participation in such benefit plans may be modified, changed, or terminated by the Company at any time without advance notice to the Executive. The Company currently provides its executives with the following benefits, among others:

3.4.a.  The Company pays one hundred percent (100%) of the health and dental insurance premium costs for the Executive and his/her family (as defined by the applicable plan);

2 The base annual salaries will be $275,000 for Mr. Booth-Clibborn and $200,000 for Mr. Selinger.

3.4.b.  The Executive may participate in the Company’s 401(k) and profit sharing plans, including Company matches and contributions, as set forth in the Company’s 401(k) plan; and

3.4.c.  The Company pays all short term and long term disability insurance premium costs for the Executive.

3.5.  Withholdings. All compensation payable to the Executive shall be subject to applicable taxes and withholdings.

4.  Expenses. The Executive shall be entitled to reimbursement by the Company for all reasonable business and travel expenses incurred by him on the Company’s behalf during the course of his/her employment, in accordance with Company policy and upon the presentation by the Executive of documentation itemizing such expenditures and attaching all supporting vouchers and receipts.

5.  Proprietary Rights, Non-Disclosure, Developments, Non-Competition, and Non-Solicitation. As a condition of his/her employment, the Executive shall execute the Proprietary Rights, Non-Disclosure, Developments, Non-Competition, and Non-Solicitation Agreement (the “Restrictive Covenant Agreement”), attached hereto as Exhibit A.

6.  Termination. Notwithstanding any other provision hereof, the employment of the Executive by the Company pursuant to this Employment Agreement shall terminate upon the occurrence of any of the following:

6.1.   Death and Disability. In the event of the Executive’s death, this Employment Agreement shall terminate immediately. If the Executive shall, as a result of any physical or mental illness or disability, be unable for a period of more than any three (3) consecutive months or for periods aggregating more than 120 days during any 360-day period to perform the services provided for herein, with or without reasonable accommodation as that term is defined under applicable law, the Company may terminate the Executive’s employment. The Company shall determine in good faith and in its sole and reasonable discretion whether the Executive is unable to perform the services provided for herein.

6.2.   Termination By Company For Cause. The Company may terminate the Executive's employment under this Employment Agreement at any time for Cause. The termination shall be evidenced by written notice thereof to the Executive, specifying the Cause for termination. For purposes hereof, the term “Cause” shall mean a good faith finding by the Board that the Executive:

6.2.a.  failed to perform (other than by reason of physical or mental illness or disability for a period of less than three (3) consecutive months or in aggregate less than 120 days during any 360-day period) his/her assigned duties diligently or effectively or was negligent in the performance of these duties, provided that the Executive was given prior written notice of such deficiencies and was granted thirty (30) days to correct any such deficiencies;

6.2.b.  materially breached this Employment Agreement in a manner other than as set forth in 6.2.a, which breach is materially adverse to the Company and has not been cured within thirty (30) days after written notice of such breach has been given to the Executive by the Company;

6.2.c.  breached his/her Proprietary Rights, Non-Disclosure, Developments, Non-Competition, and Non-Solicitation Agreement;

6.2.d.  committed fraud, theft or embezzlement;

6.2.e.  committed willful misconduct relating to the Company;

6.2.f.  engaged in any conduct that is materially harmful to the business, interests or reputation of the Company; or

6.2.g.  was convicted of, or pleaded guilty or nolo contendere to, any felony.

6.3.   Termination by the Executive for Good Reason. The Executive may terminate his/her employment under this Employment Agreement at any time for “Good Reason.” Good Reason means the occurrence, without the Executive’s prior written consent, of any of the events or circumstances set forth in clauses (a), (b), (c), (d), or (e) below; provided, however, that a termination for Good Reason by the Executive can only occur if (i) the Executive has given the Company a written notice indicating the existence of a condition giving rise to Good Reason (the “Notice of Termination”) and the Company has not cured the condition giving rise to Good Reason within thirty (30) days after receipt of such Notice of Termination, and (ii) such Notice of Termination is given within sixty (60) days after the initial occurrence of the condition giving rise to Good Reason.

6.3.a.  a material breach by the Company of the terms of this Employment Agreement,

6.3.b.  a liquidation, bankruptcy or receivership of the Company or Parent;

6.3.c.  the relocation of the Executive’s place of work such that the distance from the Executive’s primary residence to his/her place of work is increased by more than fifty (50) miles,

6.3.d.  any material diminution of the Executive’s duties and responsibilities. For purposes hereof, an isolated or inadvertent action by the Company that is not taken in bad faith and that is remedied by the Company as soon as practicable after notice thereof is given by the Executive shall not be deemed a material diminution of the Executive’s duties and responsibilities, or

6.3.e.  the failure of the Parent or Company to have a successor assume their obligations under this Agreement in the event of a “Change of Control.” For purposes hereof, “Change of Control” shall mean (i) any person or entity other than the Company or Parent who acquires securities of the Company or Parent other than from the Executive or his/her affiliates (in one or more transactions) and has 50% or more of the total voting power of all the Company’s or Parent’s securities then outstanding; (ii) a sale of all or substantially all of the assets of the Company or Parent; or (iii) if the Company’s or Parent’s business is substantially operated through its subsidiaries, a sale of all or substantially all of the assets of all of the Company’s or Parent’s subsidiaries (taken as a whole).

6.4.  Termination After the Term of Employment. Beginning on the three-year anniversary of the Commencement Date, provided the Executive’s employment has not previously terminated, the Executive's employment shall be on an at-will basis, and may be terminated at any time at the Executive’s option or the option of the Company, as the case may be, on the terms and subject to the conditions set forth in this Agreement.

7.	Effect of Termination.

7.1.   Termination By Company Without Cause or by Executive for Good Reason. In the event the Executive’s employment is terminated by the Company without “Cause” as defined in Section 6.2 or in the event the Executive terminates his/her employment for “Good Reason” as defined in Section 6.3, the Company shall be obligated to pay the Executive all accrued salary, vacation pay, expense reimbursements and any other sums due to the Executive through the date of termination. In addition, the Executive shall be entitled to receive the following severance benefits provided the Executive executes and does not revoke a severance and release agreement drafted by and reasonably satisfactory to the Company: (i) for a period of six (6) months3 following the Executive’s date of termination, the Company will continue to pay to the Executive, in accordance with the Company’s regularly established payroll procedure, his/her Base Salary; (ii) should the Executive be eligible for and elect to continue receiving group medical and dental insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq., the Company will, for twelve (12) months4 following the Executive’s date of termination, pay all premium costs for such continued coverage; and (iii) the Restrictive Period (as defined in the Executive’s Restrictive Covenant Agreement) will be deemed modified such that it is reduced to a six (6) month period5. Notwithstanding any other provision set forth in this Employment Agreement, in the event the Executive’s employment is terminated by the Company without “Cause” or the Executive terminates his/her employment for “Good Reason” prior to the expiration of the Term of Employment, the Executive shall receive, pursuant to the terms and conditions set forth herein, only the severance benefits set forth in this Section 7.1, and shall not be eligible (nor shall the Company be liable) for any additional payments, benefits, compensation, or consideration whatsoever (including any bonus not yet paid and/or any contingent payments as more fully described in Exhibit A to the Merger Agreement, that the Executive may have received had his/her employment not terminated).

7.2.   Other Terminations. Except for a termination by the Company without “Cause” or by the Executive for “Good Reason”, upon the termination of the Executive’s employment for any reason before or after the expiration of the Term of Employment (including termination of the Executive’s employment for “Cause” as defined in Section 6.2, by the Executive without “Good Reason” as defined in Section 6.3, or upon the Executive’s death or disability as defined in Section 6.1), the obligations of the Company to pay the Executive's Compensation shall immediately cease, and the Executive shall be entitled to only the base salary, vacation pay, expense reimbursements and any other sums due to the Executive through his/her last day of employment. The Executive shall not be entitled to any other compensation or consideration, including any bonus not yet paid and/or any contingent payments as more fully described in Exhibit A to the Merger Agreement, that the Executive may have received had his/her employment not terminated.

7.3.   Distributions. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Executive under this Section 7:

3 Three (3) months in agreements for Messrs. Selinger, Lane and Staves.
4 Three (3) months in agreements for Messrs. Selinger, Lane and Staves.
5 Three (3) month period in agreements for Messrs. Selinger, Lane and Staves.

(i) It is intended that each installment of the payments and benefits provided under Section 7 shall be treated as a separate “payment” for purposes of Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”). Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A;

(ii) If, as of the date of the “separation from service” of the Executive from the Company, the Executive is not a “specified employee” (each within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Section 7; and

(iii) If, as of the date of the “separation from service” of the Executive from the Company, the Executive is a “specified employee” (each, for purposes of this Agreement, within the meaning of Section 409A), then:

(A) Each installment of the payments and benefits due under Section 7 that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the 15th day of the third month following the end of the Executive’s tax year in which the Executive’s separation from service occurs and the 15th day of the third month following the end of the Company’s tax year in which the Executive’s separation from service occurs; and

(B) Each installment of the payments and benefits due under Section 7 that is not paid within the Short-Term Deferral Period and that would, absent this subsection, be paid within the six-month period following the “separation from service” of the Executive of the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the death of the Executive), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service) or Treasury Regulation 1.409A-1(b)(9)(iv) (relating to reimbursements and certain other separation payments). Such payments shall bear interest at an annual rate equal to the prime rate as set forth in the Eastern edition of the Wall Street Journal on the Date of Termination, from the Date of Termination to the date of payment. Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year of the Executive following the taxable year of the Executive in which the separation from service occurs.

8.  Absence of Restrictions. The Executive represents and warrants that he is not bound by any employment contracts, restrictive covenants or other restrictions that prevent him from entering into employment with, or carrying out his/her responsibilities for, the Company, or which are in any way inconsistent with any of the terms of this Employment Agreement.

9.  Amendments. Any amendment to this Employment Agreement shall be made in writing and signed by the parties hereto.

10.  Notice. Any notice required to be given, served or delivered to any of the parties hereto shall be sufficient if it is in writing and sent by certified or registered mail with proper postage prepaid, telecopier (with receipt confirmed), courier service or personal delivery addressed as follows:

To Executive:

[Insert Name]
[Insert Address]

with a copy (which shall not constitute notice) to:

To Company:

PSYOP, Inc.
124 Rivington Street
New York, NY 10002
Attention: Sandy Selinger
Telephone: (212) 533-9055
Facsimile: (212) 533-9112
E-mail: sandy@psyop.tv

with a copy (which shall not constitute notice) to:

Graubard Miller
405 Lexington Avenue
New York, NY 10174
Attention: David A. Miller, Esq.
Telephone: 212-818-8661
Facsimile: 646-227-5439
E-mail: dmiller@graubard.com

To Parent:

Fortissimo Acquisition Corporation
14 Hamelacha Street
Park Afek PO Box 11704
Rosh Haayin 48091
Israel
Attention: Marc S. Lesnick

Telephone: 011-972-3-915-7466
Facsimile: 011-972-3-915-7411
E-mail: marc@ffcapital.com

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP
399 Park Avenue
New York, New York 10022
Attention: Brian B. Margolis, Esq.
Telephone: (212) 937-7239
Facsimile: (212) 230-8888
E-mail: brian.margolis@wilmerhale.com

or to such other address as a party from time to time may designate by notice to the other.

11.  Applicable Law. This Employment Agreement shall be governed by and construed in accordance with the law of the State of New York (without reference to the conflicts of law provisions thereof).

12.  Dispute Resolution. The Company and Executive mutually agree that any claim or controversy arising out of or relating to this Agreement, or any breach thereof, or otherwise arising out of or relating to the Executive’s employment, compensation and benefits with the Company or the termination thereof including any claim for discrimination under any local, state or federal employment discrimination law, except as specifically excluded herein, shall be settled by arbitration in New York, New York administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. Any claim or controversy not submitted to arbitration in accordance with this Paragraph 12 shall be waived, and thereafter, no arbitration panel or tribunal or court shall have the power to rule or make any award on any such claim or controversy. The award rendered in any arbitration proceeding held under this Paragraph 12 shall be final and binding, and judgment upon the award may be entered in any court having jurisdiction thereof. Claims for workers’ compensation or unemployment compensation benefits are not covered by this Paragraph 12. Also not covered by this Paragraph 12 are claims by the Company or by the Executive for temporary restraining orders or preliminary injunctions (“temporary equitable relief”) in cases in which such temporary equitable relief would be otherwise authorized by law, including but not limited to claims for equitable relief arising out of a breach of the Proprietary Rights, Non-Disclosure, Developments, Non-Competition, and Non- Solicitation Agreement referenced in Paragraph 5 of this Agreement. Both the Company and the Executive expressly waive any right that any party either has or may have to a jury trial of any dispute arising out of or in any way related to the Executive’s employment with or termination from the Company.

13.  Entire Agreement. This Employment Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Employment Agreement.

14.  Successors and Assigns. This Employment Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of the Executive are personal and shall not be assigned by him. Upon effectuation of the Upstream Merger, Parent shall be deemed to be the employer pursuant to this Employment Agreement for all purposes hereof and all references to the Company herein shall be deemed to be references to Parent.

15.  Acknowledgment. The Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Employment Agreement with an attorney. The Executive further states and represents that he has carefully read this Employment Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his/her name of his/her own free act.

16.  Waiver. No delay or omission by the Company in exercising any right under this Employment Agreement shall operate as a waiver of that or any other right. No waiver of any provision of this Employment Agreement shall be effective unless in writing and signed by the party waiving its rights, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

17.  Captions. The captions of the sections of this Employment Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Employment Agreement.

18.  Severability. If any provision of this Employment Agreement shall be invalid, illegal or otherwise unenforceable, such provision shall be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or the remaining provisions of this Employment Agreement.

19.  Section 409A of the Code. This Agreement is intended to comply with the provisions of Section 409A and the Agreement shall, to the extent practicable, be construed in accordance therewith. Terms defined in the Agreement shall have the meanings given such terms under Section 409A if and to the extent required in order to comply with Section 409A. Notwithstanding the foregoing, to the extent that the Agreement or any payment or benefit hereunder shall be deemed not to comply with Section 409A, then neither the Company, the Board of Directors nor its or their designees or agents shall be liable to the Executive or any other person for any actions, decisions or determinations made in good faith.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement, as of the ______th day of __________, 2008.

PSYOP, INC.

By: ______________________________________
Name:
Title:

EXECUTIVE:

____________________________________
[Insert Executive’s Name]

FORTISSIMO ACQUISITION CORP.

By: _______________________________________
Name:
Title: